UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Earliest Event Date requiring this Report: May 3, 2007

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CHINA DIRECT TRADING CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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FLORIDA	0-28331	84-1047159
(State of Incorporation or Identification No.)	(Commission File Number)	(I.R.S. Employer organization)

10400 Griffin Road

Suite 109

Cooper City, Florida 33328

(Address of principal executive offices)

(954) 252-3440 (Registrant's

telephone number, including area code)

ITEM 5.02 DEPARTURE OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 3, 2007, China Direct Trading Corporation (China Direct or CHDT) appointed the following persons as directors to fill existing vacancies:

•      JEFFREY GUZY. Mr. Guzy has held executive or management positions at several large international telecom carriers, including Loral Space Systems, FaciliCom International (which he founded and helped build into a $500 million in sales international telecom carrier), Comsat International, Sprint and Bell Atlantic’s Information Services group.  He has held program and project start-up responsibilities along with senior business development positions at all these firms. Mr. Guzy has an MBA from the Wharton School of Finance, University of Pennsylvania, an MS in Systems Engineering from the University of Pennsylvania, a BS in Electrical Engineering from Penn State University and an Associate Degree of Theology from Georgetown University.

CHDT believes that Mr. Guzy satisfies NASDAQ requirements for being an “independent” director. Mr. Guzy will also serve on the Audit Committee, Compensation Committee and newly created Finance Committee. He will lead China Direct’s offer to increase Wall Street firm’s awareness of China Direct.

(2) LARRY SLOVEN: Mr. Sloven is a U.S. citizen residing in Hong Kong for over 18 years. He is a member of the American Chamber of Commerce in Hong Kong. He just finished a five year term as a Director of the American Club in Hong Kong and Chaired the Development Committee which was responsible for re engineering five major multi-million dollar re-development projects for the premier club in Asia.

Mr. Sloven’s company is a product development and purchasing agent for CHDT’s Capstone subsidiary, and a purchasing agent for Dick’s sporting goods chain. He also helped develop a private label hardware and accessory line for Circuit City, Inc. and a camcorder and cellular phone battery line for Spectrum Brands, Inc. (formerly, “Rayovac Corp.”). In 1993, Mr. Sloven helped set up a joint venture factory producing cellular battery packs for AT&T along with the first cellular alkaline battery pack for Duracell. He participated in the outsourcing of the production of the one hour NMH-fast charger for the Duracell Corporation. In the mid 1990’s, he helped set up a JV with Rayovac and the largest alkaline consumer battery factory in China. Mr. Sloven also assisted in the outsourcing of video games for Atari, arranging for Chinese manufacture of The Stanley Works’ garage door motors and products.

(c) EXHIBITS

The following exhibits are filed with this Report:

EXHIBIT NUMBER	DESCRIPTION

NONE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIRECT TRADING CORPORATION

Date: May 4, 2007
By: /s/ Stewart Wallach
Stewart Wallach Chief Executive Officer & President